Exhibit 17.2
Johnson, Heidepriem, Janklow,
Abdallah & Johnson, LLP
431 North Phillips Avenue, Suite 400
Sioux Falls, South Dakota 57104-5933

Steven M. Johnson		Mailing Address:
Scott N. Heidepriem		P.O. Box 2348
A. Russell Janklow	Sender’s email: sabdallah@jhjaj.com	Sioux Falls, SD 57101
Scott A. Abdallah
Brendan V. Johnson
Ronald A. Parsons, Jr.		Telephone (605)338-4304
Tamara A. Wilka		FAX (605)338-4162
Shannon R. Falon
Kimberly J. Lanham		www.jhjaj.com
Pamela R. Bollweg
March 11, 2008
VIA E-MAIL & 1st CLASS U.S. MAIL
Ms. Jennifer Larsen
Wilka, Hagen & Archer
P.O. Box 964
Sioux Falls, SD 57101
RE:       Chris Bills / The Summit Group
Dear Jennifer:
     On March 7, 2008, Summit Hotel Properties, L.L.C. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission regarding the alleged basis for the removal and termination of Mr. Bills from the Board of Managers and from his position as Chief Financial Officer of the company. We strongly disagree with the statements made in the Form 8-K with respect to Mr. Bills’ separation from the Company. As you know, Mr. Bills has an impeccable track record with the Company. Under his leadership, the Company has experienced unprecedented growth. As a result, we firmly believe that he was wrongfully removed and terminated from the Company.
     If you would like to discuss this further, please do not hesitate to contact me. Thank you.

Sincerely,

JOHNSON, HEIDEPRIEM, JANKLOW,
ABDALLAH & JOHNSON, L.L.P.

SCOTT A. ABDALLAH For the firm
SAA:jmp
cc:       Mr. Chris Bills (hand delivered)
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